THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE OFFERED OR SOLD ONLY IF REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR IF AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THIS NOTE IS SUBJECT TO CERTAIN LIMITATIONS ON TRANSFER SET FORTH IN AN AGREEMENT DATED DECEMBER 18, 1989 AMONG INLAND STEEL INDUSTRIES, INC., NIPPON STEEL CORPORATION AND NS FINANCE III, INC. A COPY OF SUCH AGREEMENT IS ON FILE WITH THE SECRETARY OF INLAND STEEL INDUSTRIES, INC.



                    SUBORDINATED VOTING NOTE DUE 1999


                                                            Chicago, Illinois
                                                               August 1, 1995


$185,000,000                                                        10.23%


           1. Inland Steel Industries, Inc., a Delaware corporation (the "Corporation"), for value received, promises to pay to NS Finance III, Inc. (the "Obligee"), at its principal place of business, or such other place as the Obligee may designate, in lawful money of the United States of America in immediately available funds, the principal sum of $185 million in two installments, of which the first installment shall be due on December 18, 1996 in an amount such that the principal amount of this Note following the payment of such first installment is no more than the principal amount of this Note multiplied by a fraction, the numerator of which is 100 and the denominator of which is 185 and the second installment shall be due on December 17, 1999 in an amount equal to the then outstanding principal amount of this Note.

           2. The unpaid principal amount hereof shall bear interest from the date hereof at a rate per annum equal to 10.23% and interest shall accrue (to the extent that the payment of such interest shall be legally enforceable) at 12.23% per annum on any overdue installment of principal and on any overdue payment of interest. Accrued interest is payable quarterly (2.5575% per quar-ter) in arrears on February 1, May 1, August 1 and November 1 of each year (each an "Interest Payment Date"), commencing with the February 1, May 1, August 1 or November 1, as the case may be, following the date hereof until all unpaid principal under this Note is paid in full. In the event that any Interest Payment Date shall fall on any day other than a Business Day (as defined in paragraph 11 hereof) the interest payment due on such Interest Payment Date shall be made on the Business Day immediately following such Interest Payment Date. Interest for any period less than a full quarterly period between Interest Payment Dates shall be computed at a daily rate of .02803%; provided, however, that with respect to an interest payment payable on the date installments of this Note are required to be paid on December 18, 1996 and December 17, 1999, the interest payment shall be equal to 1.32% and 1.29%, respectively, of the principal installment due on such date.

           3. (a) Obligee shall be entitled to 30.604 votes per $1,000 of principal amount of this Note, which votes shall be adjusted as provided in this paragraph 3 (and as so adjusted to the nearest one one-thousandths of a vote is hereinafter sometimes referred to as the "Vote Amount"). Except as otherwise provided herein or required by law, the Obligee shall be entitled to vote on all matters submitted to a vote of stockholders of the Corporation, voting together with holders of Common Stock (as defined in paragraph 11 hereof) (and any class or series of capital stock or other securities of the Corporation entitled to vote at a meeting of stockholders) as one class.

                (b) In the event the Corporation shall, at any time or from time to time while this Note is out-standing, (i) pay a dividend or make a distribution in respect of the Common Stock in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock, or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, in each case whether by reclassification of shares, recapitalization of the Corporation or otherwise, subject to the provisions of subparagraphs (f) and (g) of this paragraph 3, the Vote Amount in effect immediately prior to such action shall be adjusted by multiplying such Vote Amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event, and the denominator of which is the number of shares of Common Stock outstanding immediately before such event. An adjustment made pursuant to this subparagraph (b) shall be given effect, upon payment of such a dividend or distribution, as of the record date for the determination of stockholders entitled to receive such dividend or distribution (on a retroactive basis) and in the case of a subdivision or combination shall become effective immediately as of the effective date thereof.

                (c) In the event that the Corporation shall, at any time or from time to time while this Note is outstanding, issue to holders of shares of Common Stock as a dividend or distribution, including by way of a reclassification of shares or a recapitalization of the Corporation, any right or warrant to purchase shares of Common Stock (but not including as such a right or warrant (i) any security convertible into or exchangeable for shares of Common Stock or (ii) any Rights (as defined in paragraph 11 hereof)) at a purchase price per share less than the Fair Market Value (as defined in paragraph 11 hereof) of a share of Common Stock on the date of issuance of such right or warrant, then, subject to subparagraphs (f) and
(g) of this paragraph 3, the Vote Amount shall be adjusted by multiplying such Vote Amount by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately before such issuance of rights or warrants plus the maximum number of shares of Common Stock that could be acquired upon exercise in full of all such rights and warrants, and the denominator of which shall be the number of shares of Common Stock outstanding immediately before such issuance of rights or warrants plus the number of shares of Common Stock which could be purchased at the Fair Market Value of a share of Common Stock at the time of such issuance for the maximum aggregate consideration payable upon exercise in full of all such rights or warrants.

                (d) In the event the Corporation shall, at any time or from time to time while this Note is outstanding, issue, sell or exchange shares of Common Stock (other than pursuant to (i) any right or warrant to purchase or acquire shares of Common Stock (including as such a right or warrant any security convertible into or exchangeable for shares of Common Stock), (ii) any Rights and (iii) any employee or director incentive or benefit plan or arrangement, including any employment, severance or consulting agreement, of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted) for a consideration having a Fair Market Value, on the date of such issuance, sale or exchange, less than the Fair Market Value of such shares on the date of issuance, sale or exchange, then, subject to subparagraphs (f) and (g) of this paragraph 3, the Vote Amount shall be adjusted by multiplying such Vote Amount by a fraction the numerator of which shall be the product of (A) the Fair Market Value of a share of Common Stock on the day immediately preceding the first public announcement of such issuance, sale or exchange multiplied by (B) the sum of the number of shares of Common Stock outstanding on such day plus the number of shares of Common Stock so issued, sold or exchanged by the Corporation and the denominator of which shall be the sum of (i) the Fair Market Value of all the shares of Common Stock outstanding on the day immediately preceding the first public announcement of such issuance, sale or exchange plus (ii) the Fair Market Value of the consideration received by the Corporation in respect of such issuance, sale or exchange of shares of Common Stock. In the event the Corporation shall, at any time or from time to time while this Note is outstanding, issue, sell or exchange any right or warrant to purchase or acquire shares of Common Stock (including as such a right or warrant any security convertible into or exchangeable for shares of Common Stock) (other than any such issuance (i) to holders of shares of Common Stock as a dividend or distribution (including by way of a reclassification of shares or a recapitalization of the Corporation), (ii) pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted and (iii) of Rights), for a consideration having a Fair Market Value, on the date of such issuance, sale or exchange, less than the Non-Dilutive Amount (as defined in paragraph 11 hereof), then, subject to subparagraphs (f) and (g) of this paragraph 3, the Vote Amount shall be adjusted by multiplying such Vote Amount by a fraction the numerator of which shall be the product of (i) the Fair Market Value of a share of Common Stock on the day immediately preceding the first public announcement of such issuance, sale or exchange multiplied by (ii) the sum of the number of shares of Common Stock outstanding on such day plus the maximum number of shares of Common Stock which could be acquired pursuant to such right or warrant at the time of the issuance, sale or exchange of such right or warrant (assuming shares of Common Stock could be acquired pursuant to such right or warrant at such time), and the denominator of which shall be the sum of (i) the Fair Market Value of all the shares of Common Stock outstanding on the day immediately preceding the first public announcement of such issuance, sale or exchange plus (ii) the Fair Market Value of the consideration received by the Corporation in respect of such issuance, sale or exchange of such right or warrant plus (iii) the Fair Market Value at the time of such issuance of the consideration which the Corporation would receive upon exercise in full of all such rights or warrants.

                (e) In the event the Corporation shall, at any time or from time to time while this Note is out-standing, make an Extraordinary Distribution (as defined in paragraph 11 hereof) in respect of the Common Stock, whether by dividend, distribution, reclassification of shares or recapitalization of the Corporation or effect a Pro Rata Repurchase (as defined in paragraph 11 hereof) of Common Stock, the Vote Amount in effect immediately prior to such Extraordinary Distribution or Pro Rata Repurchase shall, subject to subparagraphs (f) and (g) of this paragraph 3, be adjusted by multiplying such Vote Amount by a fraction the numerator of which shall be the product of (i) the number of shares of Common Stock out-standing immediately before such Extraordinary Distribution or Pro Rata Repurchase minus, in the case of a Pro Rata Repurchase, the number of shares of Common Stock repurchased by the Corporation multiplied by (ii) the Fair Market Value of a share of Common Stock on the day before the ex-dividend date with respect to an Extraordinary Distribution which is paid in cash and on the distribution date with respect to an Extraordinary Distribution which is paid other than in cash, or on the applicable expiration date (including all extensions thereof) of any tender offer (or exchange offer) which is a Pro Rata Repurchase or on the date of purchase with respect to any Pro Rata Repurchase which is not a tender offer (or exchange offer), as the case may be, and the denominator of which is the difference between (i) the product of (x) the number of shares of Common Stock outstanding immediately before such Extraordinary Distribution or Pro Rata Repurchase multiplied by (y) the Fair Market Value of a share of Common Stock on the day before the ex-dividend date with respect to an Extraordinary Distribution which is paid in cash and on the distribution date with respect to an Extraordinary Distribution which is paid other than in cash, or on the applicable expiration date (including all extensions thereof) of any tender offer (or exchange offer) which is a Pro Rata Repurchase, or on the date of purchase with respect to any Pro Rata Repurchase which is not a tender offer (or exchange offer), as the case may be, and (ii) the Fair Market Value of the Extraordinary Distribution or the aggregate purchase price of the Pro Rata Repurchase, as the case may be.

                (f) Notwithstanding any other provisions of this paragraph 3, the Corporation shall not be required to make any adjustment to the Vote Amount unless such adjustment would require an increase or decrease of at least one percent (1%) in the Vote Amount. Any lesser adjustment shall be carried forward and shall be made no later than the time of, and together with, the next sub-sequent adjustment which, together with any adjustments so carried forward, shall amount to an increase or decrease of at least one percent (1%) in the Vote Amount.

                (g) If the Corporation shall make any dividend or distribution on the Common Stock or issue any Common Stock, other capital stock or other security of the Corporation or any rights or warrants to purchase or acquire any such security, which transaction does not result in an adjustment to the Vote Amount pursuant to the foregoing provisions of this paragraph 3, the Board of Directors shall consider whether such action is of such a nature that an adjustment to the Vote Amount should equitably be made in respect of such transaction. If in such case the Board of Directors determines that an adjustment to the Vote Amount should be made, an adjustment shall be made effective as of such date, as determined by the Board of Directors. The determination of the Board of Directors as to whether an adjustment to the Vote Amount should be made pursuant to the foregoing provisions of this subparagraph (g), and, if so, as to what adjustment should be made and when, shall be final and binding on the Corporation, the stockholders of the Corporation and the Obligee.

                (h) Whenever an adjustment to the Vote Amount and the related voting rights of this Note is required pursuant to this paragraph 3, the Corporation shall forthwith place on file with the Secretary of the Corporation a statement signed by two officers of the Corporation stating the adjusted Vote Amount determined as provided in this paragraph 3. Such statement shall set forth in reasonable detail such facts as shall be necessary to show the reason and the manner of computing such adjustment, including any determination of Fair Market Value involved in such computation. Promptly after each adjustment to the Vote Amount, the Corporation shall mail a notice thereof to the Obligee.

           4. (a) Upon notice of a Change in Control, an ISC Business Transfer or a Steel Company Stock Purchase (each as defined in paragraph 11 hereof) having been given to the Obligee pursuant to this subparagraph (a) and for a period of thirty (30) days thereafter, subject to the provisions of this subparagraph (a), the Obligee, at its option, may require the Corporation to purchase this Note for cash or shares of Common Stock (the number of which shall be determined as provided in subparagraph (i) of this paragraph 4) at a price equal to the sum of (i) the outstanding principal amount on the date of purchase, (ii) ten percent (10%) of such principal amount, (iii) accrued interest as to the date of purchase and (iv) the Breakage Amount (as defined in paragraph 11 hereof). Such purchase price shall be paid by the Corporation no later than thirty (30) days after the Corporation has been given notice that the Obligee requires the Corporation to purchase this Note under this paragraph. Notwithstanding the above, the Obligee shall have the right to require the Corporation to purchase this Note under this subparagraph (a) only if all holders of the Subordinated Notes require the Corporation to do so. Upon the occurrence of a Change on Control, an ISC Business Transfer or a Steel Company Stock Purchase, the Corporation shall deliver to Obligee within ten (10) days thereafter a notice informing Obligee of such event.

                (b) In the event the Corporation fails to make an interest payment on an Interest Payment Date and such failure continues for a period of at least thirty (30) days following such Interest Payment Date and until all accrued and unpaid interest shall be paid, the Obligee, at its option, may require the Corporation to purchase this Note for cash or shares of Common Stock (the number of which shall be determined as provided in subparagraph (i) of this paragraph 4) at a price equal to the sum of (i) the outstanding principal amount on the date of purchase, (ii) the accrued interest to the date of purchase (calculated from the Interest Payment Date in accordance with paragraph 2 hereof on the overdue interest) and (iii) the Breakage Amount. Such purchase price shall be paid by the Corporation no later than thirty (30) days after the Corporation has been given notice that the Obligee requires the Corporation to purchase this Note under this paragraph. Notwithstanding the above, the Obligee shall have the right to require the Corporation to purchase this Note under this subparagraph (b) only if all holders of the Subordinated Notes require the Corporation to do so.

                (c) Upon (i) notice of this 5% Event (as defined in paragraph 11 hereof) having been given to the Obligee pursuant to the provisions of this subparagraph (c) and for a period of thirty (30) days thereafter or (ii) notice of a Significant Stock Acquisition (as defined in paragraph 11 hereof) having been given to the Obligee pursuant to the provisions of this subparagraph (c) and for so long as the Obligee is not permitted to purchase Voting Securities of the Corporation but in no event longer than a period of thirty days after such notice has been given, Obligee, at its option, may require the Corporation to purchase this Note for cash or shares of Common Stock (the number of which shall be determined as provided in subparagraph (i) of this paragraph 4) at a price equal to the sum of (i) the outstanding principal amount on the date of purchase,
(ii) the accrued interest to the date of purchase and (iii) the Breakage Amount. Such purchase price shall be paid by the Corporation no later than thirty (30) days after the Corporation has been given notice that the Obligee requires the Corporation to purchase this Note under this paragraph. Notwithstanding the above, the Obligee shall have the right to require the Corporation to purchase this Note under this subparagraph (c) only if all holders of the Subordinated Notes require the Corporation to do so. Upon the 5% Event or a Significant Stock Acquisition, the Corporation shall deliver to the Obligee within ten (10) days thereafter a notice stating that such event has occurred.

                (d) Upon notice of a Consolidated Tangible Net Worth Event (as defined in paragraph 11 hereof) having been given to Obligee pursuant to this subparagraph (d) and until Obligee has been given notice by the Corporation that the Consolidated Tangible Net Worth is greater than $700 million, the Obligee, at its option, may require the Corporation to purchase this Note for cash or shares of Common Stock (the number of which shall be determined as provided in subparagraph (i) of this paragraph 4) at a price equal to the sum of (i) the outstanding principal amount on the date of purchase, (ii) the accrued interest to the date of purchase and
(iii) the Breakage Amount. Such purchase price shall be paid by the Corporation no later than thirty (30) days after the Corporation has been given notice that the Obligee requires the Corporation to purchase this Note under this paragraph. Notwithstanding the above, the Obligee shall have the right to require the Corporation to purchase this Note under this subparagraph (d) only if all holders of the Subordinated Notes require the Corporation to do so. Upon the occurrence of a Consolidated Tangible Net Worth Event, the Corporation shall be required to deliver to Obligee a notice informing Obligee of such event within thirty (30) days thereafter, if such event occurred on the last day of the first three fiscal quarters, or sixty (60) days thereafter, if such event occurred on the last day of the Corporation's fiscal year.

                (e) In the event that the Vote Amount is increased pursuant to the adjustment provisions of paragraph 3 hereof and, as a result thereof, the Voting Power of the Subordinated Notes exceeds 25% of the combined Voting Power of the then outstanding Voting Securities and for so long as the Voting Power of the Subordinated Notes exceeds 25% of the combined Voting Power of the then outstanding Voting Securities, the Corporation, at its option, may purchase for cash, in multiples of $1,000, from time to time, a portion of this Note, on a pro rata basis with all holders of the Subordinated Notes, at a price equal to the sum of (1) the outstanding principal amount to be purchased on the date of purchase, (ii) the accrued interest to the date of purchase and (iii) the Breakage Amount, such that following such purchase the Voting Power of the Subordinated Notes will not be less than 24.9% of the combined Voting Power of the then outstanding Voting Securities. The principal amount of this Note that is purchased under this subparagraph (e) of paragraph 4 shall be deemed, if such purchase occurs on or before December 18, 1996, to satisfy on a Proportionate Basis (as defined in paragraph 11 hereof) the obligation of the Corporation to pay an installment on December 18, 1996 and December 17, 1999 pursuant to paragraph 1 hereof, provided, that if such purchase shall occur after December 18, 1996, such purchase shall be deemed to satisfy, to the extent of such purchase, the obligations of the Corporation to pay an installment on December 17, 1999 pursuant to paragraph 1 hereof.

                (f) In the event the Obligee elects to receive Common Stock in payment for this Note, the Corporation shall have the right to deliver cash in lieu of any or all of the shares of Common Stock that would otherwise be required to be delivered. In the event that the Obligee elects to require the Corporation to purchase this Note pursuant to subparagraphs (a), (b), (c) or (d) of this paragraph 4 for cash, or the Corporation elects to deliver cash in lieu of any or all shares of Common Stock pursuant to the preceding sentence, or the Corporation elects to purchase a portion of this Note pursuant to subparagraph (e) of this paragraph 4, and the Corporation fails, for any reason, to pay such cash by the purchase date set forth in the Corporation's notice to the Obligee and until the Corporation has paid the purchase price in cash, plus any interest calculated in accordance with subparagraph (h) of this paragraph 4, the Obligee, at its option, may require, at any time after the required payment date, that the Corporation purchase all or a portion of this Note, as the case may be, not otherwise having been paid in cash for shares of Common Stock (the number of which shall be determined as provided in subparagraph (i) of this paragraph 4).

                (g) Notice of the Corporation's purchase of all or a portion of this Note pursuant to this paragraph 4 must be given to the Obligee in accordance with paragraph 9 not less than ten (10) days nor more than thirty (30) days prior to the date fixed by the Corporation for payment. Each such notice shall state: (i) the purchase date; (ii) the purchase price; (iii) the portion of this Note to be purchased; (iv) the place where this Note is to be surrendered for payment of the purchase price; (v) the amount of cash and/or the number of shares of Common Stock that will be delivered to the Obligee on the purchase date; and (vi) that interest on the portion of the Note to be purchased and (to the extent that the payment of any such interest is enforceable) on any over-due installment of interest thereon will cease to accrue on such purchase date. Failure of the Corporation to give any notice required by this subparagraph
(g) or the formal insufficiency of any such notice shall not prejudice the rights hereunder to cause the Corporation to purchase this Note. Upon surrender, all or a portion of this Note, as the case may be, shall be purchased by the Corporation on the date fixed for purchase and at the purchase price set forth in such notice.

                (h) Notice having been given pursuant to subparagraph (g) of this paragraph 4, (i) from and after the date specified in such notice as the date of purchase, unless default shall be made by the Corporation in providing for the payment of the applicable purchase price plus accrued interest thereon, all interest on the portion of this Note that is to be purchased shall cease to accrue, and (ii) from and after the date of purchase so specified, unless default shall be made by the Corporation as aforesaid, all rights of the Obligee hereunder with respect to such portion of this Note (including voting rights), except the right to receive the applica-ble purchase price, shall cease and terminate. If the Corporation shall default in providing for all or any portion of the purchase price as required pursuant to this paragraph 4, the unpaid purchase price shall bear interest at an annual rate of 12.23%, compounded quarterly, computed on the basis of a 365-day year for the actu-al number of days elapsed until the full purchase price plus any interest thereon shall have been paid.

                (i) In the event the Obligee requires the Corporation to issue shares of Common Stock to the Obligee in payment of the purchase price of all or a portion of this Note and subject to the right of the Corporation to deliver cash in lieu of any or all of such shares of Common Stock, the Corporation shall deliver to Obligee a number of shares of Common Stock equal to (A) the sum of (i) the outstanding principal amount to be purchased, (ii) accrued interest to the date of purchase, and (iii) the Breakage Amount, divided by (B) the Fair Market Value of the Common Stock on the date of purchase of all or a portion of this Note. In lieu of delivering any fractional share of Common Stock in payment of the purchase price for all or a portion of this Note, the Corporation may make a cash payment in respect thereof in any manner permitted by law.

                (j) The Obligee upon being entitled to receive Common Stock in payment of the purchase price of all or a portion of this Note shall surrender this Note to the Corporation, at the principal executive office of the Corporation. Upon surrender of this Note, the Corporation shall issue and send by hand delivery, by courier or by first class mail (postage prepaid), to the Obligee, at the address designated by the Obligee, a certificate or certificates for the number of shares of Common Stock to which the Obligee shall be entitled upon purchase of all or a portion of this Note and, if applicable, a cash payment in lieu of fractional shares. In the event that only a portion of this Note is to be purchased, the Corporation shall authenticate for the Obligee a new Note equal in principal amount to the unpurchased portion of this Note that is surrendered pursuant to this subparagraph (j) of paragraph 4. On and after the effective date of the purchase of all or a portion of this Note, the Obligee shall be treated for all purposes as the record holder of such shares of Common Stock, but no allowance or adjustment shall be made in respect of divi-dends payable to holders of Common Stock in respect of any period prior to such effective date. Out of its authorized Common Stock, the Corporation shall at all times reserve and keep available unissued or treasury shares solely for issuance as payment for this Note free from any preemptive rights, in such number as shall from time to time be issuable upon the purchase of this Note. Nothing contained herein shall preclude the Corporation from issuing shares of Common Stock held in its treasury pursuant to the terms hereof.

           5. In the case of the happening and during the continuance of the following: (i) the Corporation shall generally not pay its debts as they become due or shall admit in writing its inability to pay its debts, or shall make a general assignment for the benefit of creditors; or the Corporation shall commence any proceeding seeking to have an order for relief entered on its behalf as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or substantially all of its property or shall file an answer or other pleading in any such proceeding admitting the material allegations of any petition, complaint or similar pleading filed against it or consenting to the relief sought therein; or the Corporation shall take any action to authorize any of the foregoing; or (ii) any involuntary proceeding against the Corporation shall be commenced seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such proceeding shall remain undismissed and unstayed for a period of ninety (90) days after the Corporation has notice thereof; then and in any such event set forth in (i) or (ii) of this paragraph 5, the unpaid principal amount of this Note, together with accrued interest thereon, shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Corporation.

           6. The Corporation shall not have the right to prepay all or any part of the unpaid principal hereunder.

           7. Except as specifically provided for above, all parties hereto waive presentment for payment, demand, protest and notice of dishonor.

           8. No delay on the part of the Obligee in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Obligee of any right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

           9. All notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of delivery thereof if by hand or upon receipt if sent by mail (registered or certified mail, postage prepaid, return receipt requested) or on the second next Business Day after delivery to a recognized overnight delivery service or upon transmission if sent by telex or facsimile transmission (with request for assurance of receipt in a manner customary for communications of such type), addressed (i) if to the Corporation, to its office at 30 West Monroe Street, Chicago, Illinois 60603 (Attention: Treasurer), or
(ii) if to the Obligee at its office at 10 East 50th Street, 29th Floor, New York, New York 10022, or (iii) to such other address as the Corporation or the Obligee, as the case may be, shall have designated by notice similarly given.

           10. The indebtedness evidenced by this Note and any renewals or extensions thereof, shall at all times be wholly subordinate and junior in right of payment to the prior payment in full of any and all Superior Indebtedness (as defined in paragraph 11 hereof), to the extent and in the manner set forth in this paragraph 10.

                (a) In the event of any liquidation, dissolution or winding up of the Corporation, or of any execution, sale, receivership, insolvency, bankruptcy, liquidation, readjustment, reorganization, or other simi-lar proceeding relative to the Corporation or its property, all principal and interest owing on all Superior Indebtedness shall first be paid in full before any payment is made upon the indebtedness evidenced by this Note; and in any such event any payment or distribution of any kind or character, whether in cash, property or securities (other than in securities or other evidences of indebtedness, the payment of which is subordinated to the payment of all Superior Indebtedness which may at the time be outstanding) which shall be made upon or in respect of this Note shall be paid over to the holders of such Superior Indebtedness, for application in payment thereof in accordance with the priorities then existing among such holders unless and until such Superior Indebtedness shall have been paid or satisfied in full.

                (b) In the event that this Note is declared or becomes due and payable pursuant to paragraph 5 hereof, under circumstances when the foregoing subparagraph (a) of this paragraph 10 shall not be applicable, the Obligee shall be entitled to payments only after there shall first have been paid in full all Superior Indebtedness outstanding or contingently payable pursuant to a guaranty or other contingent obligation at the time this Note so becomes due and payable because of any such event, or payment or other adequate provision shall have been provided for in a manner satisfactory to the holders of such Superior Indebtedness.

                (c) Upon the occurrence of any default on any Superior Indebtedness, which default causes, or constitutes an event of default permitting the holders of such Superior Indebtedness to cause such Superior Indebtedness to become due prior to its stated maturity, no payment of principal, premium, if any, or interest shall be made on this Note (including a purchase pursuant to subparagraphs (a), (b), (c) or (d) of paragraph 4 hereof) unless and until (i) such default shall have been cured or expressly waived or shall have ceased to exist or (ii) adequate provision has been made for the payment of such Superior Indebtedness in a manner satisfactory to the holders of such Superior Indebtedness.

                (d) Upon the occurrence of any default in the payment of principal or interest on an obligation of any person which obligation is guaranteed pursuant to a guaranty or other contingent obligation which constitutes Superior Indebtedness, which default permits the holders of such underlying obligation to cause such underlying obligation to become due prior to its stated maturity, no payment of principal, premium, if any, or interest shall be made on this Note (including a purchase pursuant to subparagraphs (a), (b), (c) or (d) of paragraph 4 hereof) unless and until
(i) such default shall have been cured or expressly waived or shall have ceased to exist and for a period of thirty (30) days thereafter or (ii) adequate provision has been made for the payment of such Superior Indebtedness in a manner satisfactory to the holders of such Superior Indebtedness.

                (e) No right of any holder of any Superior Indebtedness to enforce subordination as herein provided shall at any time or in any way be affected or impaired by any failure to act on the part of the Corporation or the holders of Superior Indebtedness, or by any noncompliance by the Corporation with any of the terms, provisions and covenants of this Note, regardless of any knowledge thereof that any such holder of Superior Indebtedness may have or be otherwise charged with.

                (f) After the indefeasible payment in full of all Superior Indebtedness, the holder of this Note shall be subrogated (equally and ratably with the holders of all indebtedness of the Corporation which by its express terms is subordinated to Superior Indebtedness of the Corporation to the same extent as this Note is subordinated and which is entitled to like rights of subrogation) to the rights of the holders of Superior Indebtedness to receive payments or distributions of assets of the Corporation applicable to the Superior Indebtedness until all amounts owing on this Note shall be paid in full, and for the purpose of such subrogation, no such payments or distributions to the holders of Supe-rior Indebtedness by or on behalf of the Corporation or by or on behalf of the holder of this Note by virtue of this paragraph 10 which otherwise would have been made to the holder of this Note shall, as between the Corporation and the holder of this Note, be deemed to be payment by the Corporation to or on account of Superior Indebtedness.

                (g) The Corporation agrees, for the bene-fit of the holders of Superior Indebtedness, that in the event that this Note is required to be purchased by the Corporation pursuant to subparagraphs (a),
(b), (c) or (d) of paragraph 4 hereof before its expressed maturity or is declared due and payable pursuant to paragraph 5 hereof before its expressed maturity, the Corporation will give prompt notice in writing of such happening to the holders of Superior Indebtedness.

                (h) The foregoing provisions are solely for the purpose of defining the relative rights of the holders of Superior Indebtedness on the one hand, and the Obligee on the other hand, and nothing herein shall im-pair, as between the Corporation and the Obligee, the obligation of the Corporation, which is unconditional and absolute, to pay the principal of and premium, if any, and interest on this Note in accordance with its terms, nor shall anything herein prevent the Obligee from exercising all remedies otherwise permitted by applicable law or hereunder upon failure by the Corporation to meet its obligations to purchase the Note pursuant to subparagraphs (a), (b), (c) or (d) of paragraph 4 hereof or upon the occurrence of an event set forth in paragraph 5 hereof, subject to the rights of the holders of Superior Indebtedness as herein provided for.

           11. For purposes of this Note, the following definitions, in addition to those included elsewhere herein, shall apply:

           "Acquiring Person" shall mean any person or persons, other than the Corporation, or any of its subsidiaries, any employee benefit plan or related trust of the Corporation or any of its subsidiaries, or the Obligee or any of its subsidiaries or affiliates.

           "Beneficial Ownership" shall mean beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act.

           "Breakage Amount" shall mean the present value of amounts equal to the difference between 8.73% and the Offsetting Rate (as defined below), which difference shall not be less than zero, multiplied by the principal amount on this Note that shall have been purchased by the Corporation, for so long as such Note would have otherwise been outstanding. The present value shall be computed by using a discount rate equal to the interpolated mid rate yield of U.S. Treasury zero coupon notes with maturities corresponding to the dates that this Note is required to be paid under paragraph 1 hereof as set forth on telerate page 7677, or other similar report agreed on by the parties if telerate page 7677 is not available ("Report 7677"), at 11:00 a.m., New York time, on a date two (2) Business Days prior to the payment date of this Note (such time being referred to as the "Determination Time").

           For the purposes of calculating the Breakage Amount, the Offsetting Rate, using the variables as defined below, shall be equal to the following formula:


                       (7-T)M                                   (10-T)N
[a + (c x 0.5)] x ________________   + [b + (d x 0.5)] x _________________
                  (7-T)M + (10-T)N                       (7-T)M + (10-T)N


The variables used in the above formula shall be determined as set forth below:

     a  =  an interpolated offer side U.S. Treasury Note yield on Report
           7677 at the Determination Time, for a term to maturity equal to (7-T).

     b  =  an interpolated offer side U.S. Treasury Note yield on Report
           7677 at the Determination Time, for a term to maturity equal to (10-T).

     c = bid side average spread of dollar to dollar interest rate swaps for a term of (7-T) years, which is obtained by the Obligee from three (3) reference banks at the Determination Time.

     c = bid side average spread of dollar to dollar interest rate swaps for a term of (10-T) years, which is obtained by the Obligee from three (3) reference banks, at the Determination Time.

     M  =  8.5 or, if T is greater than 7, zero.

     N  =  10.

     T = number of years, calculated to the fourth decimal place, from December 18, 1989 to the purchase date.

           "Business Day" shall mean each day that is not a Saturday, Sunday or a day on which banking institutions in Chicago, Illinois, New York, New York or London, England are not required to be open.

           "Change in Control" shall mean any of the following:

                (a) the acquisition (including as a re-sult of a merger) by an Acquiring Person of Beneficial Ownership of Voting Securities having fifty percent (50%) or more of the combined Voting Power of the then outstanding Voting Securities; or

                (b) individuals who, as of December 18, 1989, constitute the Board of Directors of the Corporation (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided that any individual becoming a director subsequent to December 18, 1989, whose election, or nomination for election by the Corporation's stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, as a member of the Incumbent Board, any such individual whose initial assumption of office is in connection with an actual or threatened election con-test relating to the election of the directors of the Corporation (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) and further excluding any Person who is an affiliate or associate (as those terms are defined in Rule 12b-2 under the Exchange Act) or a designee of an Acquiring Person having or proposing to acquire Beneficial Ownership of Voting Securities having 10% or more of the combined Voting Power of the then outstanding Voting Securities.

           "Common Stock" means the Corporation's Common Stock, $1.00 par value per share, as of the date hereof, or any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value.

           "Consolidated Tangible Net Worth" shall mean the consolidated stockholders' equity of the Corporation and its consolidated subsidiaries less the amount (to the extent reflected in determining the stockholders' equity of the Corporation and its consolidated subsidiaries) of all goodwill, patents, trademarks, service marks, trade names, copyrights, organization or development expenses and other intangible assets of the Corporation and its consolidated subsidiaries. Calculations and determinations of the foregoing financial terms shall be made using the same standards, procedures and assumptions used in preparing the audited financial statements of the Corporation dated as of December 31, 1988; provided, however, that if any changes in accounting principles from those used in the preparation of such financial statements are required by the rules, regulations, pronouncements or opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and are adopted by the Corporation with the agreement of its independent certified public accountants and such changes would affect (or result in a change in the method of calculation of) this definition, Obligee and the Corporation agree to enter into negotiations in order to revise this definition so as to equitably reflect such changes with the desired result that the criteria for computing Consolidated Tangible Net Worth shall be the same after such changes as if such changes had not been made; provided; further, that no change that would affect this definition (or the method of calculation of Consolidated Tangible Net Worth) shall be used in such calculations until the Corporation and all holders of the Subordinated Notes have agreed to reflect such change in accounting principles in this definition of Consolidated Tangible Net Worth.

           "Consolidated Tangible Net Worth Event" shall mean the last day of any fiscal quarter on which the Consolidated Tangible Net Worth (as defined in this paragraph 11) is less than $700 million.

           "Current Market Price" of publicly traded shares of Common Stock or any other class of capital stock or other security of the Corporation or any other issuer for any day shall mean the last reported sales price, regular way, or, in the event that no such sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in either case as reported in the New York Stock Exchange Composite Transactions or, if such security is not listed or admitted to trading on the New York Stock Exchange, on the principal national securities on which such security is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") or, if such security is not quoted on such National Market System, the average of the closing bid and asked prices on each such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for such security on each such day shall not have been reported through NASDAQ, the average of the bid and asked prices for such day as furnished by any New York Stock Exchange member firm regularly making a market in such security selected for such purpose by the Board of Directors or a committee thereof.

           "Exchange Act" means the Securities Exchange Act of 1934, as amended.

           "Extraordinary Distribution" shall mean any dividend or other distribution to holders of Common Stock (effected while this Note is outstanding): (i) of cash (other than a regularly scheduled quarterly dividend not exceeding 125% of the average quarterly dividend for the four quarters immediately preceding such dividend), where the aggregate amount of such cash dividend or distribution made during the preceding period of 12 months, when combined with the aggregate amount of all Pro Rata Repurchases (for this purpose, including only that portion of the aggregate purchase price of such Pro Rata Repurchase which is in excess of the Fair Market Value of the Common Stock repurchased as determined on the applicable expiration date (including all extensions thereof) of any tender offer or exchange offer which is a Pro Rata Repurchase, or the date of purchase with respect to any other Pro Rata Repurchase which is not a tender offer or exchange offer made during such period), exceeds twelve and one-half percent (12-1/2%) of the aggregate Fair Market Value of all shares of Common Stock outstanding on the day before the ex-dividend date with respect to such dividend or other distribution which is paid in cash and on the distribution date with respect to such dividend or other distribution which is paid other than in cash; and/or (ii) of any shares of capital stock of the Corporation (other than shares of Common Stock), other securities of the Corporation (other than securities of the type referred to in subparagraph (b) or (c) of paragraph 3 hereof), evidences of indebtedness of the Corporation or any other person or any other property (including shares of any subsidiary of the Corporation) or any combination thereof. The Fair Market Value of an Extraordinary Distribution for purposes of subparagraph (e) of paragraph 3 hereof shall be equal to the sum of the Fair Market Value of such Extraordinary Distribution plus the amount of any cash dividends (other than regularly scheduled dividends not exceeding 125% of the aggregate quarterly dividends for the preceding period of 12 months) which are not Extraordinary Distributions made during such 12-month period and not previously included in the calculation of an adjustment pursuant to subparagraph (e) of paragraph 3 hereof.

           "Fair Market Value" shall mean, as to shares of Common Stock or any other class of capital stock or securities of the Corporation or any other issuer which are publicly traded, the average of the Current Market Prices (as defined in this paragraph 11) of such shares or securities for each day of the Adjustment Period. "Adjustment Period" shall mean the period of ten (10) consecutive trading days preceding the date as of which
the Fair Market Value of a security is to be determined.   The "Fair Market
Value" of any security which is not publicly traded or of any other property shall mean the fair value thereof as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or property selected in good faith by the Board of Directors or a committee thereof, or, if no such investment banking or appraisal firm is in the good faith judgment of the Board of Directors or such committee available to make such determination, as determined in good faith by the Board of Directors or such committee.

           "5% Event" shall mean the first Interest Payment Date on which the aggregate number of votes represented by the Subordinated Notes, considered as one class, is less than 5% of the combined Voting Power of the then outstanding Voting Securities, assuming for purposes of such calculation that no portion of the Subordinated Notes has been purchased as of such Interest Payment Date and all adjustments pursuant to paragraph 3 hereof have been made with respect to this Note.

           "ISC Business Transfer" shall mean a transfer or other disposition of (i) the businesses (the "ISC Business") constituting the manufacture of hot band rolled steel coils, the manufacture, distribution and sale of cold rolled sheet steel products and the marketing and sale of coated steel products for its own account or as sales representative presently conducted by Inland Steel Company, a Delaware corporation and wholly owned subsidiary of the Corporation ("ISC"), or (ii) the ISC Business together with ISC's partnership interests in I/N Kote, an Indiana general partnership, and I/N Tek, an Indiana general partnership, as a result of which ISC would lose, upon the consummation thereof, its power to control (either alone or with any other person or persons) the day-to-day management of the ISC Business.

           "Non-Dilutive Amount" in respect of an issuance, sale or exchange by the Corporation of any right or warrant to purchase or acquire shares of Common Stock (including any security convertible into or exchangeable for shares of Common Stock) shall mean the difference between
(i) the product of the Fair Market Value of a share of Common Stock on the day preceding the first public announcement of such issuance, sale or exchange multiplied by the maximum number of shares of Common Stock which could be acquired on such date upon the exercise in full of such rights and warrants (including upon the conversion or exchange of all such convertible or exchangeable securities), whether or not exercisable (or convertible or exchangeable) at such date, and (ii) the aggregate amount payable pursuant to such right or warrant to purchase or acquire such maximum number of shares of Common Stock; provided, however, that in no event shall the Non-Dilutive Amount be less than zero. For purposes of the foregoing sentence, in the case of a security convertible into or exchangeable for shares of Common Stock, the amount payable pursuant to a right or warrant to purchase or acquire shares of Common Stock shall be the Fair Market Value of such security on the date of the issuance, sale or exchange of such security by the Corporation.

           "Proportionate Basis" shall mean that, of the amount of this Note purchased pursuant to paragraph 4(e) hereof, 85/185ths of such amount shall be deemed to satisfy the Corporation's obligation to pay an installment on December 18, 1996, and 100/185ths of such amount shall be deemed to satisfy the Corporation's obligation to pay an installment on December 17, 1999, in each case to the extent of such purchase.

           "Pro Rata Repurchase" shall mean any purchase of shares of Common Stock by the Corporation or any subsidiary thereof, whether for cash, shares of capital stock of the Corporation, other securities of the Corporation, evidences of indebtedness of the Corporation or any other person or any other property (including shares of a subsidiary of the Corporation), or any combination thereof, effected while this Note is outstanding, pursuant to any tender offer or exchange offer subject to
Section 13(e) of the Exchange Act, or any successor provision of law, or pursuant to any other offer available to substantially all holders of Common Stock, other than any such purchase effected prior to December 18, 1990 where the aggregate purchase price of all shares so procured does not exceed $185,000,000. In addition, no purchase of shares by the Corporation or any subsidiary thereof made in open market transactions shall be deemed a Pro Rata Repurchase. For purposes hereof, shares shall be deemed to have been purchased by the Corporation or any subsidiary thereof "in open market transactions" if they have been purchased substantially in accordance with the requirements of Rule 10b-18 as in effect under the Exchange Act on the date shares of Series F Preferred Stock are initially issued by the Corporation, or on such other terms and conditions as the Board of Directors or a committee thereof shall have determined are reasonably designed to prevent such purchases from having a material effect on the trading market for the Common Stock.

           "Rights" shall mean any right issued, outstanding and held by holders of Common Stock to purchase a unit consisting of one one-hundredth of a share of Series D Junior Participating Preferred Stock of the Corporation (or other securities in lieu thereof) pursuant to the Rights Agreement or any similar rights issued pursuant to a similar agreement.

           "Rights Agreement" shall mean the Amended and Restated Rights Agreement, dated as of November 25, 1987 as amended and restated as of May 24, 1989, between the Corporation and Harris Trust and Savings Bank, as successor rights agent.

           "Series F Preferred Stock" shall mean the Corporation's Series F Exchangeable Preferred Stock, $1.00 par value per share, as the same exists on the date hereof.

           "Significant Stock Acquisition" shall mean the acquisition by an Acquiring Person of Beneficial Ownership of Voting Securities having more than thirty-three and one-third percent (33-1/3%) of the combined Voting Power of the then outstanding Voting Securities.

           "Steel Company Stock Purchase" shall mean the acquisition, following an agreement with, including the lack of opposition from, the Board of Directors of the Corporation, by an integrated steel producer, of Voting Securities having 15% or more of the combined Voting Power of the then outstanding Voting Securities.

           "Subordinated Notes" shall mean the Corporation's 10.23% Subordinated Voting Notes due 1999 issued in exchange for the Series F Preferred Stock pursuant to the Certificate of Designations, Preferences and Rights of the Series F Preferred Stock or issued pursuant to the terms of any predecessor Subordinated Note.

           "Superior Indebtedness" shall mean the principal, premium, if any, and interest on and all other amounts due on or in connection with (i) any indebtedness for borrowed money of the Corporation (other than this Note) and any guaranty, endorsement, contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the indebtedness, other obligations, net worth, working capital or earnings of any person, or a guaranty of the payment of dividends or other distributions upon the stock of any corporation, or a guaranty of any lease, or an agreement to purchase property, securities or services for the primary purpose of assuring the owner of such indebtedness of the payment of such indebtedness, in each case whether outstanding on the date of this Note or hereafter created, incurred or assumed, in respect of an obligation which is, pursuant to express conditions set forth therein, intended to be senior in right or payment to this Note, (ii) the Credit Agreement dated March 31, 1989 among the Corporation, Chemical Bank, Morgan Guaranty Trust Company of New York and certain other banks, and (iii) the Corporation's guaranty of ISC's lease obligations related to the No. 2 BOF Shop Caster Facility and
(iv) any refinancing, refunding or restatement with respect to (i) through
(iii) above.

           "Voting Power" shall mean the voting power of the Voting
Securities.

           "Voting Securities" shall mean at any time shares of any class of capital stock of the Corporation or other securities of the Corporation which are entitled to vote generally in the election of directors.

           12. After maturity of this Note, whether by acceleration or otherwise, any outstanding principal and accrued interest on this Note shall be payable on demand subject to the provisions of paragraph 10 hereof.

           13. THIS NOTE IS MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK. THE CORPORATION HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK FOR THE PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE CORPORATION IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. WHEREVER POSSIBLE EACH PROVISION OF THIS NOTE SHALL BE INTERPRETED IN SUCH MANNER AS TO BE EFFECTIVE AND VALID UNDER APPLICABLE LAW, BUT IF ANY PROVISION OF THIS NOTE SHALL BE PROHIBITED BY OR INVALID UNDER SUCH LAW, SUCH PROVISION SHALL BE INEFFECTIVE TO THE EXTENT OF SUCH PROHIBITION OR INVALIDITY, WITHOUT INVALIDATING THE REMAINDER OF SUCH PROVISION OR THE REMAINING PROVISIONS OF THIS NOTE AND SHALL BE INTERPRETED SO AS TO BE EFFECTIVE AND VALID.

           SIGNED AND DELIVERED as of the 1st day of August, 1995.

                           INLAND STEEL INDUSTRIES, INC.


                           By:

                           Title: